RELEASE AGREEMENT


This will confirm as of December 24th, 2001, Talk Visual Corporation hereby releases Yak Communications (USA), Inc., and Yak Communications (Canada) Inc., From all financial obligations and stock options and warrants and any other promises, whether in writing or verbally agreed to, in all past written agreements and negotiations to date.

And vice versa Yak Communications (USA), Inc., Yak Communications (Canada) Inc., Hereby releases Talk Visual Corporation from all financial obligations and stock options and warrants and any other promises, whether in writing of verbally agreed to, in all past written agreements and negotiations to date.

The only remaining relationship between the two companies in that Talk Visual Corporation is the holder of 405,516 shares of Yak Communications (USA), Inc., which as of June 30th , 2001 represented 10% of the outstanding common shares of Yak Communications Inc.

There are no outstanding matters or claims or liabilities whatsoever between Talk Visual and Yak Communications (Canada), Inc.

Signed and dated here in Miami, USA, December 24th, 2001.



By: /s/ Eugene Rosov
--------------------
        Eugene Rosov
        Talk Visual Corporation


By: /s/ Clint Snyder
--------------------
        Clint Snyder
        Talk Visual Corporation


By: /s/ Charles Zwebner
-----------------------
        Charles Zwebner
        Yak Communications (USA), Inc



By: /s/ Charles Zwebner
-----------------------
        Charles Zwebner
        Yak Communications (Canada), Inc

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                                    AGREEMENT

This agreement is made on this 30th Day of June, by and between:

Yak Communications (USA) Inc., 55 Towne Centre Court #610, Toronto, Canada, M1P 4X4 (hereafter referred as "YAK"),

And:

Talk Visual Corporation, of 3550 Biscayne Boulevard, Miami, Fl 33137, (hereafter referred as "TVCP").

Whereas, YAK is in the business of Dial Around Telecommunications, and does business in Canada and is proposing to commence operations on September 1, 2001, in the USA as well,

And Whereas, TVCP is in the business of Video-conferencing and Video-Calling as well as telecommunications, mainly based in the USA,

And Whereas, TVCP is a publicly traded company listed on the NASD OTC BB, trading under the symbol of TVCP,

And Whereas, both parties have agreed that an acquisition of YAK in part or in whole and joining their mutual businesses facilities and interests would be beneficial to all concerned,

Now therefore it is agreed between the parties that they wish to proceed to conclude and agreement to purchase, with amendments to the Letter of commitment of July 2nd, 2000, as hereinafter provided.

Reference is hereby made to a "Letter of Commitment dated July 2, 2000, to YAK Communications (USA), Inc. for Talk Visual Corporation to purchase up to 2,060,400 shares of the YAK common stock at an exchange ratio of 4 Talk Visual shares to 1 YAK share, for a total commitment of 8,241,600" Talk Visual shares.

1. It is confirmed that as of today the 30th June 2001, there are 3,852,000 issued and outstanding shares of YAK, and that the above referenced 2,060,400 shares represents 53.5%(percent) of YAK shares issued and outstanding.

2. It is acknowledged that during the period July 2nd 2000 to the current date, TVCP advanced certain funds to YAK, which has been recorded as a debt owing from YAK to TVCP. It is agreed that these funds amount to a net of approximately $400,000 US dollars.

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


3. YAK hereby confirms that the monthly revenues and margins have increased substantially since July 2000, and that the summary of the past year's monthly sales totals as represented in Appendix 1, attached to this agreement is a true and factual representation of the company's performance.

4. It is agreed that TVCP will convert the outstanding equity position in YAK that shall be equal to 5% percent of the issued and outstanding amount of common shares of YAK, the valuation of YAK being placed al $8,000,000 US. These shares will be common voting and participating shares issued from treasury equaling 203,000. This clause 4 will occur regardless of the execution of all other clauses in this agreement, and be subject to adjustments in issuable stock per Special Conditions as related in para 14 below.

5. It is further agreed that TVCP shall deliver to YAK, on or after September 1st, 2001, (see special conditions in para 14 below) the 8,241,600 shares as referenced above. These shares shall represent a further acquisition of 5% percentage of the issued and outstanding shares of YAK being equal to an additional 225,000 common voting and participating shares of YAK being issued from Treasury. Total shares of YAK shall now be 4,280,000 with TVCP owning 428,000 (10%). These shares shall be in the name of YAK communications (USA) Inc, and pending legal opinion, shall be issued as free trading stock.

6. The share holders of YAK, and guaranteed by the controlling shareholders of YAK, hereby grants to TVCP an irrevocable and exclusive option (hereafter referred to as "Exclusive Option") to further purchase 1,926,000 shares of their holdings in YAK, being 45% percent of shares in YAK, to a total of 55% of the total issued and outstanding shares in YAK, exercisable in whole only at any time during the period. This "Exclusive Option" shall be for a period of 6 months, and shall expire on December 22nd, 2001.


7. The "Exclusive Option" price shall be for US$ 1.97 per YAK share, (subject to adjustment as referred to in para 14) and can only be executed by the delivery of cash payment in the form of a certified check or wire transfer for a total amount of 3,794,000. On or before the payment of these funds, and the transfer of shares, as revised Shareholders Agreement, Employment Agreement with Charles Zwebner, Stock Option Agreement for Charles Zwebner, and an Exchange Offer Agreement between tendering shareholders and TVCP, plus all supporting corporate documentation to effect the purchase will be signed between the parties. It is the intention of the parties to work in good faith to finalize these agreements. YAK and TVCP shall bear the costs of preparing this documentation 50/50.

8. This option is an Offer to Purchase from ALL shareholders paripassu, and pro-rata. TVCP will not offer, or attempt to offer, to purchase any shares from individual shareholders of YAK on an individual basis to try to bring their holdings upwards of 10%, which would be a violation of current shareholder agreements.

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


9. Upon the exercise of Exclusive Option, a final closing of this transaction shall take place on or before December 29th 2001, by which time all funds and shares have been transferred. Time being of the essence.

10. Alternatively, TVCP may offer to account for payments and settlements for the above amount in the form of additional stock in TVCP, such settlements to be made in part or in whole and the number of shares shall be calculated by the average value based on the previous 5 days closing trading prices as posted by Bloomberg Financial Services. Any offer made by TVCP at any time during the option period, shall be addressed to all YAK shareholders, and shall make the same offer to them on a pro rata basis. YAK shareholders shall have the right to accept or reject this offer.

11. YAK agrees, during the Option Period, not to issue any further stock, nor to cause to dilute the outstanding stock of YAK. The baseline of the outstanding stock of YAK shall be the amount of issued and outstanding shares as recorded today the 30th of June 2001.

12. It is acknowledged that TVCP has issued a proxy statement and that the shareholders of TVCP shall vote on July 25th 2001 at the annual AGM, on the issue of increasing the outstanding share capitalization of TVCP from 100 million shares to 500 million shares. TVCP shall issue the shares as referenced in para 5 as above, subject to the shareholders voting in favor of the new restructured capitalization, and the shares being available for issuance. In the event the shareholders do not vote to authorize the increase in Authorized shares, TVCP plans to effect an immediate roll back of the stock. In such scenario, TVCP shall deliver to YAK the equivalent amount of shares post slip, pursuant to the roll back and reverse split of stock.

13. YAK agrees that during the period of June 30th 2001 and December 22nd 2001, it shall not offer to sell in part or in whole any division or business segment of any asset of YAK nor any shares of YAK to any third party, without the written consent to TVCP.

14. SPECIAL CONDITION; The transaction as agreed herein, shall be subject only to the receipt of a new updated business valuation, based in the main on the valuation by BDO Canada, as reported on April 30th 2000. In the event that the valuation of YAK is greater than $8,000,000 US, The Option Price shall be adjusted accordingly. However, the maximum Option Price payable shall be based on a $10,000,000 US purchase value of YAK, that is, a maximum of $2.46 per YAK share.

15. None of the terms of this agreement may be waived except by an express agreement in writing signed by each of the parties hereto. This agreement may not be modified, renewed, extended or amended, in whole or in part, except pursuant to a writing executed by both parties.

16. This agreement may be signed in counterparts all of whom will collectively constitute one and the same document. If one party signs this agreement and then transmits an electronic facsimile of the signature page to the other party, the party who receives the transmission may rely upon the electronic facsimile as a signed original of this agreement.

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

17. Nothing contained in this agreement will be construed to constitute the parties as partners, joint venturers, agents or representatives of one another.

18. Waiver by either party hereto of any provision of this agreement will not constitute a waiver by such party of subsequent compliance with the same or any other provision hereof.

19. This agreement and any dispute, controversy of claim which arises under of relates in any way to this agreement will be governed by, construed and enforced in accordance with the laws of the State of Florida.

20. The parties irrevocably submit to the jurisdiction of the Federal or State courts located in Miami, Florida with respect to any legal proceeding arising out of or in any way relating to this agreement. Such courts shall have exclusive jurisdiction over any such proceeding. Service of process with respect to any such proceeding may be effected by mail. Except as prohibited by law, the parties each shall, and they hereby do, expressly and irrevocably waive, and irrevocably agree to execute any and all stipulations and/or other documents necessary or desirable to waive any and all rights they may have to trial by jury in any litigation in connection with which they are adverse parties. With respect to any mater for which a jury trial cannot be waived, the parties each agree to assert no such claim as a counterclaim in, nor move to consolidate such claim with, any action or proceeding in which a jury trial is waived.

21. In the event any action, suit or proceeding arising from or related to this agreement is brought by either party against the other, the prevailing party will be entitled to recover from the other all attorneys' fees, costs and expenses incurred, including without limitation those.

22. In the event that any provision or part of a provision of this agreement is determined to be illegal or unenforceable, the illegality or unenforceability of such provision will not affect the validity or enforceability of any other provision or part of a provision of this agreement.

23. No representations, express or implied, are made by either party except those expressly set forth in this agreement. This agreement sets forth the entire understanding and agreement between the parties concerning its subject matter, and supersedes all prior or contemporaneous discussions understandings, representations, proposal and agreements concerning the same including without limitation that certain agreement dated July 2nd 2000 between the parties.

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

24. All notices and other communications required or authorized under this agreement will be given in writing either by personal delivery, facsimile directly followed by mail, or courier service address indicated below or such other addresses as may hereafter be specified by written notice delivered in accordance with the terms hereof;

If to you:     YAK Communications, Inc.
               55 Towne Center Court #610
               Toronto, Canada, M1P 4X4
               Attention-Charles Zwebner

If to us:      Talk Visual Corporation
               3550 Biscayne Blvd. #706
               Miami, FL USA 33137
               Attention: Gene Rosov


The foregoing accurately sets forth our understanding of the agreement between you and us.

Both parties so signify by signing where provided below.


YAK Communications (USA), Inc.





By: /s/ Charles Zwebner
-----------------------
        Charles Zwebner-President+Director





By: /s/ Anthony Heller
----------------------
        Anthony Heller-Director



Talk Visual Corporation

By: /s/ Gene Rosov                                   By: /s/ Clint Snyder
------------------                                   --------------------
        Gene Rosov-President CEO                             Clint  Snyder-CFO

By: /s/ Michael Zwebner
-----------------------
        Michael Zwebner-Chairman



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